Exhibit 99.3

April 30, 2021

Qiniu Limited

Floor 1-5, Building Q, No.66 Boxia Road

PuDong New District

Shanghai, 201203, People’s Republic of China

+86 21 20703999

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) filed by Qiniu Limited (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our independent valuation reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity or marketing materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Yves Wang
Name: Yves Wang
Title: Managing Director, China